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Exhibit 3.5

CERTIFICATE OF FORMATION
OF
ABRAXAS OPERATING, LLC

        The undersigned, a natural person of the age of eighteen (18) years or more, acting as organizer of a limited liability company under the Texas Business Organizations Code (the "TBOC"), does hereby adopt the following Certificate of Formation for such limited liability company:

ARTICLE I

        The filing entity being formed is a limited liability company. The name of the entity is Abraxas Operating, LLC (the "Company").

ARTICLE II

        The initial registered agent is an individual resident of the state. The name of the initial registered agent is Chris E. Williford. The business address of the Company's initial registered agent and the registered office is 500 N. Loop 1604 East, Suite 100, San Antonio, Texas 78232.

ARTICLE III

        The Company will not have managers. The Company will be governed by its sole member, and the name and address of the sole member is as follows:

Name	Address
Abraxas Petroleum Corporation	500 N. Loop 1604 East, Suite 100 San Antonio, TX 78232

ARTICLE IV

        The purpose for which the Company is organized is for the transaction of any and all lawful purposes for which limited liability companies may be organized under the TBOC.

ARTICLE V

        The period of duration of the Company shall be perpetual.

ARTICLE VI

        The address of the Company's principal place of business is 500 N. Loop 1604 East, Suite 100, San Antonio, Texas 78232.

ARTICLE VII

        No member shall have a preemptive right to acquire any membership interests or securities of any class that may at any time be issued, sold or offered for sale by the Company.

ARTICLE VIII

        To the fullest extent permitted by the TBOC, including Chapter 101.401 thereof, a member or officer of the Company shall not be liable to the Company or its members for monetary damages for an act or omission in the member's or officer's capacity as a member or officer, respectively, except that this Article does not eliminate or limit the liability of a member or officer to the extent the member or officer is found liable for (i) a breach of duty of loyalty to the Company or its members; (ii) an act or omission not in good faith that constitutes a breach of duty of the member or officer to the Company or an act or omission that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which the member or officer received an improper benefit, whether or not the benefit resulted from an action taken within the scope of their office; or (iv) an act or omission for which the liability of a member or officer is expressly provided by an applicable statute. If the TBOC or other applicable law is amended to authorize action further eliminating or limiting the liability of members or officers, then the liability of a member or officer of the Company shall be eliminated or limited to the fullest extent permitted by the TBOC or other applicable law, as so amended. Except as prohibited by law, any amendment, modification or repeal of this Article shall be prospective only and shall not in any way affect the liabilities or liability of any member or officer as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring in whole or in part prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

ARTICLE IX

        The Company shall indemnify its members and officers to the same extent a corporation may indemnify its directors and officers and to the fullest extent permitted by the TBOC, including but not limited to Chapter 8 thereof, as now in effect or hereafter amended.

ARTICLE X

        The Company Agreement may provide that any action required or permitted to be taken at a meeting of members may be taken without a meeting if a written consent thereto shall be signed by members entitled to vote thereon having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all members were present.

ARTICLE XI

        The name and address of the organizer is:

Name	Address
Barbara M. Stuckey	500 N. Loop 1604 East, Suite 100 San Antonio, TX 78232

ARTICLE XII

        This document becomes effective when the document is filed by the Secretary of State.

IN WITNESS WHEREOF, I have hereunto set my hand, this 18th day of May, 2007.

/s/ BARBARA M. STUCKEY Barbara M. Stuckey, Organizer

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CERTIFICATE OF FORMATION OF ABRAXAS OPERATING, LLC